UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TRANSATLANTIC PETROLEUM LTD.

Dear TransAtlantic Shareholder:

You are cordially invited to attend an annual meeting of shareholders of TransAtlantic Petroleum Ltd. (“TransAtlantic”) to be held at the Hotel Palomar, 5300 East Mockingbird Lane, Dallas, Texas, on Monday, June 27, 2011 at 10:00 a.m. local time for the following purposes:

1.	to elect six directors to the board of directors, each for a one-year term;

2.	to appoint KPMG LLP to serve as TransAtlantic’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and to authorize TransAtlantic’s audit committee to determine their remuneration;

3.	to hold an advisory vote on executive compensation;

4.	to hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	to transact any and all other business that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2010 together with the report of the auditors thereon will be placed before the shareholders at the annual meeting.

The Notice of Annual Meeting of Shareholders and related Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. TransAtlantic’s annual report for the year ended December 31, 2010 is also enclosed.

Your vote is very important, regardless of the number of common shares you own. Only shareholders who owned common shares of TransAtlantic at the close of business on April 28, 2011, the record date for the annual meeting, will be entitled to vote at the annual meeting. To vote your common shares, you may use the enclosed proxy card or attend the annual meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting.

I thank you for your support of our company and look forward to seeing you at the annual meeting.

Sincerely,

N. Malone Mitchell, 3rd

Chief Executive Officer

The enclosed Proxy Statement is dated May 16, 2011 and is expected to be first sent or given to shareholders of TransAtlantic on or about June 1, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MONDAY, JUNE 27, 2011: The Proxy Statement, Annual Report and Proxy Card are also available at www.transatlanticpetroleum.com/s/agm.asp.

TRANSATLANTIC PETROLEUM LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 27, 2011

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Annual Meeting”) of the holders of common shares of TransAtlantic Petroleum Ltd. (the “Company”) will be held at the Hotel Palomar, 5300 East Mockingbird Lane, Dallas, Texas, on Monday, June 27, 2011, at 10:00 a.m. local time for the following purposes:

1.	to elect six directors to the board of directors, each for a one-year term;

2.	to appoint KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and to authorize the Company’s audit committee to determine their remuneration;

3.	to hold an advisory vote on executive compensation;

4.	to hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	to transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2010 together with the report of the auditors thereon will be placed before the shareholders at the Annual Meeting.

Only shareholders who owned common shares of the Company at the close of business on April 28, 2011, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By Order of the Board of Directors,

N. MALONE MITCHELL, 3rd

Chief Executive Officer

Dallas, Texas

May 16, 2011

TRANSATLANTIC PETROLEUM LTD.

Akmerkez B Blok Kat 5-6

Nisbetiye Caddesi 34330 Etiler,

Istanbul, Turkey

+90 212 317 25 00

PROXY STATEMENT

DATED MAY 16, 2011

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 27, 2011

The accompanying proxy is solicited by the board of directors and management on behalf of TransAtlantic Petroleum Ltd. (the “Company”), to be voted at the 2011 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, June 27, 2011, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournments or postponements of that meeting. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted “FOR” the election of the director nominees, “FOR” the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and authorization of the Company’s audit committee to determine their remuneration, “FOR” the proposal regarding the advisory vote on executive compensation, and “EVERY THREE YEARS” for the proposal regarding the advisory vote on the frequency of the advisory vote on executive compensation, all as set forth in the accompanying Notice.

ABOUT THE ANNUAL MEETING

The Annual Meeting will be held on Monday, June 27, 2011 at 10:00 a.m. local time at the Hotel Palomar, 5300 East Mockingbird Lane, Dallas, Texas. A complete list of registered shareholders entitled to vote at the Annual Meeting is available for inspection at the registered office of the Company and the Calgary office of its registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”), during regular business hours and at the Annual Meeting.

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

This proxy statement and accompanying proxy card are being mailed on or about June 1, 2011. The Company’s Annual Report to Shareholders covering the year ended December 31, 2010 (the “Annual Report”) is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The principal executive offices and mailing address of the Company is located at Akmerkez B Blok Kat 5-6 Nisbetiye Caddesi 34330 Etiler, Istanbul, Turkey.

Who Can Vote

The board of directors of the Company has fixed April 28, 2011 as the record date (the “Record Date”) for determining shareholders of the Company entitled to receive notice of and vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There were 346,234,355 common shares of the Company, par value $0.01 per share (the “Common Shares”), issued and outstanding on April 28, 2011. Each shareholder will have one vote for each Common Share of the Company owned of record at the close of business on the Record Date.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing not less than 10% of the issued and outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

For proposal 1, a majority of the votes cast at the Annual Meeting is required for approval. For each director nominee, shareholders may either vote “FOR” that director nominee, “AGAINST” that director nominee or may “WITHHOLD” their vote from that director nominee. This means that the shareholders will elect a director nominee when the number of votes cast for a director nominee’s election exceeds the number of votes cast against that director nominee.

For proposals 2 and 3, a majority of the votes cast at the Annual Meeting is required for approval. Shareholders may either vote “FOR,” “AGAINST,” or “ABSTAIN.”

For proposal 4, a majority of the votes cast at the Annual Meeting is required for approval. Shareholders may either vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN.” If none of the alternatives for proposal 4 receives a majority vote, the Company will consider the alternative that receives the highest number of votes cast by shareholders to be the frequency selected by the shareholders.

Votes Withheld, Abstentions and Broker Non-Votes

A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Proposal 2, the appointment of the Company’s independent registered public accounting firm, is a discretionary item under the voting procedures of the New York Stock Exchange (“NYSE”). NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

Votes withheld, abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. Votes withheld do not count as a vote cast and will have no effect on the outcome of proposal 1. Abstentions will have no effect on the outcome of proposals 2, 3 and 4. Broker “non-votes” will have no effect on the outcome of proposals 1, 3 and 4.

How to Vote

If your Common Shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can appoint a proxy to vote their shares by completing, signing, dating and returning a proxy card. All Common Shares represented by a proxy properly delivered by the shareholder of record and received by the Company’s transfer agent, Computershare, by 10:00 a.m. Central Daylight Savings time on June 22, 2011 will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the board of directors. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

The board of directors is not currently aware of any business that will be brought before the Annual Meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy before it is voted (i) by so notifying the Secretary of the Company in writing at the location of the Annual Meeting not less than one hour before the time fixed for the beginning of the Annual Meeting; (ii) by signing and dating a new and different proxy card and mailing it to Computershare such that it is received by Computershare by 10:00 a.m. Central Daylight Savings time on June 22, 2011; or (iii) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the Annual Meeting.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. The solicitation of proxies will be primarily by mail, but may also be made by telephone, electronic or oral communications by the directors, officers and regular employees of the Company at no additional compensation. The cost of any such solicitation will be borne by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

The board of directors recommends that you vote “FOR” each of the Company’s director nominees, “FOR” the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and authorization of the Company’s audit committee to determine their remuneration, “FOR” the proposal regarding the advisory vote on executive compensation and “EVERY THREE YEARS” for the proposal regarding the frequency of the advisory vote on executive compensation.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one proxy statement and one Annual Report may be delivered to two or more shareholders who share an address in the United States, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement and the Annual Report at a shared address to which a single copy of the proxy statement and the Annual Report was delivered. Requests for additional copies of the proxy statement and the Annual Report, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, Texas, 75206, or at telephone number (214) 220-4323. In addition, shareholders who share a single address in the United States but receive multiple copies of the proxy statement and the Annual Report may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

2010 Audited Financial Statements

Under the Company’s Bye-Laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual Meeting consolidated financial statements for the fiscal year ended December 31, 2010, which have been audited by KPMG LLP. Those financial statements are included in the Annual Report, a copy of which is being delivered, or is otherwise made available, together with this proxy statement. Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to the Company’s 2010 audited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its Common Shares, par value $0.01 per share. The following table sets forth information known to the Company about the beneficial ownership of its Common Shares on April 28, 2011 by (i) each person or entity known to the Company to own beneficially more than five percent (5%) of its Common Shares; (ii) each director nominee; (iii) each named executive officer; and (iv) all of the Company’s present executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 346,234,355 Common Shares outstanding on April 28, 2011. Unless otherwise indicated in the footnotes, the address for each listed person is c/o TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, TX 75206.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
N. Malone Mitchell, 3rd	160,719,105	(2)	44.2%
Jonathan J. Grider	—		*
Hilda Kouvelis	255,597	(3)	*
Scott C. Larsen	1,186,711	(4)	*
Matthew W. McCann	1,481,477	(5)	*
Jeffrey S. Mecom	395,422	(6)	*
Gary T. Mize	181,337		*
Brian E. Bayley	315,423	(7)	*
Alan C. Moon	374,036	(8)	*
Mel G. Riggs	67,621		*
Michael D. Winn	605,423	(9)	*
Bob G. Alexander	11,000	(10)	*

All executive officers and directors as a group (12 persons)	165,593,152	(11)	45.4%

Dalea Partners, LP	111,040,349	(12)	31.4%
4801 Gaillardia Parkway
Suite 350
Oklahoma City, OK 73142

Longfellow Energy, LP	49,583,333	(13)	13.9%
4801 Gaillardia Parkway
Suite 350
Oklahoma City, OK 73142

FMR LLC	20,229,357	(14)	5.8%
82 Devonshire Street
Boston, MA 02109

*	Less than 1% of the outstanding Common Shares.

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Common Shares shown as beneficially owned includes Common Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Common Shares shown as beneficially owned includes Common Shares subject to options, common share purchase warrants, and restricted stock units (“RSUs”) that are currently exercisable or vested (in the case of RSUs) or that will become exercisable or vested within 60 days of April 28, 2011. RSUs that are vested within 60 days and

Common Shares subject to options or common share purchase warrants exercisable within 60 days after April 28, 2011 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Based on Amendment No. 7 to Schedule 13D filed on September 10, 2010 and Form 4s filed subsequent thereto. According to the Amendment No. 7 to Schedule 13D and the Form 4s filed subsequent thereto, Dalea Partners, LP (“Dalea”) shares voting and dispositive power over 111,040,349 Common Shares, Dalea Management, LLC (“Dalea Management”) shares voting and dispositive power over 111,040,349 Common Shares, Longfellow Energy, LP (“Longfellow”) shares voting and dispositive power over 49,583,333 Common Shares, Duet 8, LLC shares voting and dispositive power over 49,583,333 Common Shares, ANBE Holdings, LP (“ANBE Holdings”) shares voting and dispositive power over 49,583,333 Common Shares and Mr. Mitchell has sole voting and dispositive power over 95,423 Common Shares and shared voting and dispositive power over 160,623,682 Common Shares. Dalea Management is the general partner of Dalea. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Mr. Mitchell is a manager of Duet 8, LLC. Also includes 10,000,000 common share purchase warrants that are held by Longfellow and 7,300,000 common share purchase warrants that are held by Dalea. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow and ANBE Holdings. Mr. Mitchell is the Company’s current chairman and chief executive officer. Dalea, Mr. Mitchell and his wife pledged 29,000,000 Common Shares as security under a master credit agreement with Amarillo National Bank.

(3)	Includes 150,000 Common Shares subject to options.

(4)	Includes 650,000 Common Shares subject to options.

(5)	Includes 50,000 Common Shares subject to options.

(6)	Includes 300,000 Common Shares subject to options.

(7)	Includes 85,000 Common Shares subject to options.

(8)	Includes 85,000 Common Shares subject to options.

(9)	Includes 185,000 Common Shares subject to options. Also includes 180,000 Common Shares held by MDW & Associates LLC. As the manager of MDW & Associates LLC, Mr. Winn may be deemed to beneficially own these shares.

(10)	Includes 11,000 Common Shares owned by Mr. Alexander’s wife.

(11)	Reflects the information in footnotes (1) through (10) above.

(12)	Based on Amendment No. 7 to Schedule 13D filed on September 10, 2010 and Form 4s filed subsequent thereto. According to the Amendment No. 7 to Schedule 13D and the Form 4s filed subsequent thereto, Dalea shares voting and dispositive power over 111,040,349 Common Shares. Includes 7,300,000 common share purchase warrants. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, the general partner of Dalea. Mr. Mitchell is the Company’s current chairman and chief executive officer.

(13)	Based on Amendment No. 7 to Schedule 13D filed on September 10, 2010 and Form 4s filed subsequent thereto. According to the Amendment No. 7 to Schedule 13D and the Form 4s filed subsequent thereto, Longfellow shares voting and dispositive power over 49,583,333 Common Shares. Includes 10,000,000 common share purchase warrants. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s current chairman and chief executive officer.

(14)

Based on Amendment No. 1 to Schedule 13G filed on February 14, 2011. According to the Amendment No. 1 to the Schedule 13G, FMR LLC, acting through its subsidiaries, is the beneficial owner of 20,229,357 Common Shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,813,051 Common Shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,813,051 Common Shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,876,406 Common Shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 13,876,406 Common Shares and sole power to vote or to direct the voting of 13,876,406 Common Shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 516,700 Common Shares as a result of it serving as investment adviser to institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 516,700 Common Shares and sole power to vote or to direct the voting of 308,800 Common Shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under rule 240.13d-1(b)(1)(ii) of the Exchange Act, is the beneficial owner of 23,200 Common Shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities and their boards of directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s board of directors currently consists of eight members. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the board of directors to serve for a term of office to expire at the Annual Meeting of Shareholders in 2012, with each to hold office until his successor has been duly elected or appointed. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The following table and text set forth the name, position, residence, age, principal occupation and terms of service of each Director Nominee:

Name	Age	Principal Occupation	Director Since
N. Malone Mitchell, 3rd Chairman and Chief Executive Officer Oklahoma City, OK, USA	49	President of Riata Management, LLC (a private oil and gas exploration and production company)	2008

Brian E. Bayley(1)(2)(3) Director	58	Resource Lending Advisor and Director of Sprott Resource Lending Corp.	2001
Vancouver, BC, Canada		(a public mortgage investment corporation)

Alan C. Moon(2)(3)	65	President of Crescent Enterprises Inc.	2004
Director Calgary, AB, Canada		(a private investment firm)

Mel G. Riggs(1) Director Midland, TX, USA	56	Executive Vice President and Chief Operating Officer of Clayton Williams Energy, Inc. (a public oil and gas exploration and production company)	2009

Michael D. Winn(1)(3)	49	President of Terrasearch Inc.	2004
Director Laguna Beach, CA, USA		(a private consulting company)

Bob G. Alexander(2) Director Edmond, OK, USA	77	President and Chief Executive Officer of National Energy Group, Inc. (an oil and gas property management company)	2010

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the corporate governance committee.

Information with respect to the securities beneficially owned by each of the Director Nominees can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.” The following sets forth the biographical background information for each Director Nominee. In addition, the biographies of the Director Nominees include a brief description of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director. In addition to the specific experience, qualifications, attributes and skills described below, all of the Director Nominees have the professional experience and personal character that make them highly qualified Director Nominees for the Company and collectively comprise an experienced board that works well together as a whole.

N. Malone Mitchell, 3rd has served as a director since April 2008, as the Company’s chairman since May 2008 and as the Company’s chief executive officer since May 2011. Since 2005, Mr. Mitchell has served as the president of Riata Management, LLC, an Oklahoma City-based private oil and gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of Sandridge Energy, Inc. (formerly Riata Energy, Inc.), an independent natural gas and oil company concentrating in exploration, development and production activities. Until he sold his controlling interest in the company in June 2006, Mr. Mitchell also served as president, chief executive officer and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States.

Through his senior executive officer positions at Riata Management, LLC and Riata Energy, Inc., Mr. Mitchell brings extensive executive leadership experience, organizational experience and over 25 years of experience in the oil and gas industry to the board of directors. Mr. Mitchell is familiar with the Company’s day-to-day operations and performance and the oil and gas industry in general. Mr. Mitchell’s insight into the Company’s operations and performance is critical to board discussions.

Brian E. Bayley has served as a director since 2001. From June 2003 to present, Mr. Bayley has served as a director of Sprott Resource Lending Corp. (formerly, Quest Capital Corp.), a publicly traded mortgage investment corporation listed on the Toronto Stock Exchange and NYSE Amex. Since May 2009, Mr. Bayley has also served as president and chief executive officer of Sprott Resource Lending Corp. From January 2008 until May 2009, Mr. Bayley served as co-chairman of Sprott Resource Lending Corp., and from June 2003 until January 2008 and during March 2008, Mr. Bayley served as president and chief executive officer, respectively. Since December 1996, he has also served as the president and a director of Ionic Management Corp., a private management company.

Mr. Bayley is a former chief executive officer that has extensive executive leadership and organizational experience in the financial industry. Mr. Bayley’s experience makes him an effective member of the Company’s audit committee and corporate governance committee and an effective chairman of the Company’s compensation committee. Mr. Bayley also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Scott C. Larsen has served as a director since May 2005. Mr. Larsen’s term of office expires at the Annual Meeting and he will not stand for re-election as a director. For additional information about Mr. Larsen, see “Executive Officers.”

Matthew W. McCann has served as a director since May 2008. Mr. McCann’s term of office expires at the Annual Meeting and he will not stand for re-election as a director.

Alan C. Moon has served as a director since 2004. Mr. Moon has been the president of Crescent Enterprises Inc., a private Calgary-based investment firm, since he formed it in 1997. Prior to that, Mr. Moon was president and chief operating officer of TransAlta Energy Corporation, an international independent electric power generation and distribution company that had approximately $1 billion in assets and operated in Ontario, New Zealand, Australia, South America, and the United States during the period Mr. Moon served as an executive officer of the company.

Mr. Moon has a strong operational background as a senior executive officer and brings extensive executive leadership and organizational experience to the board of directors. As a result of this experience, Mr. Moon is an effective chairman of the Company’s corporate governance committee and member of the Company’s compensation committee. Mr. Moon also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Mel G. Riggs has served as a director since July 2009. Mr. Riggs has served as executive vice president and chief operating officer since December 2010, and as a director since 1994, of Clayton Williams Energy, Inc., a public exploration and production company that develops and produces oil and natural gas. From 1991 to December 2010, Mr. Riggs served as senior vice president—finance, secretary, treasurer, and chief financial officer of Clayton Williams Energy, Inc.

Mr. Riggs is an executive officer that has extensive financial, executive leadership and organizational experience. Mr. Riggs is an audit committee financial expert and chairman of the Company’s audit committee as a result of his 32 years of experience as a certified public accountant and 20 years of experience as a chief financial officer. Mr. Riggs also has significant experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Michael D. Winn has served as a director since 2004. Mr. Winn has been the president of Terrasearch Inc., a private consulting company that provides analysis on mining and energy companies, since he formed that company in 1997. Prior to that, Mr. Winn spent four years as an analyst for a Southern California-based brokerage firm where he was responsible for the evaluation of emerging oil and gas and mining companies. Mr. Winn has worked in the oil and gas industry since 1983 and the mining industry since 1992.

Mr. Winn is a consultant and executive officer that has extensive consulting experience, focusing on the oil and gas industry, as well as executive leadership and organizational experience. Mr. Winn also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Bob G. Alexander has served as a director since 2010. Mr. Alexander, a founder of Alexander Energy Corporation, served as chairman of the board, president and chief executive officer of Alexander Energy Corporation from 1980 to 1996. Alexander Energy Corporation merged with National Energy Group, Inc. in 1996 and Mr. Alexander has served as president and chief executive officer of National Energy Group, Inc., an oil and gas property management company, since 1998. National Energy Group, Inc. is in the process of liquidating. From 1976 to 1980, Mr. Alexander served as vice president and general manager of the northern division of Reserve Oil, Inc. and president of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008.

Mr. Alexander has extensive experience as an executive officer in the oil and gas services industry that has extensive financial, executive leadership and organizational experience. Mr. Alexander also has experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Messrs. Alexander, Bayley, Mitchell, Riggs and Winn either currently serve or within the past five years have served on the board of directors of the public companies listed below:

Name of Director	Name of Company	Period Served
Bob G. Alexander	Quest Resource Corporation	June 2008 – August 2008

Brian E. Bayley	American Natural Energy Corporation	June 2001 – November 2010
	Esperanza Silver Corporation	December 1999 – Present
	Kirkland Lake Gold Inc.	October 1998 – Present
	Midway Gold Corp.	May 1996 – November 2008
	NiMin Energy Corp.	September 2009 – Present
	Sprott Resource Lending Corp.	June 2003 – Present

N. Malone Mitchell, 3rd	Quest Resource Corporation	April 2007 – May 2008

Mel G. Riggs	Clayton Williams Energy, Inc.	May 1994 – Present

Michael D. Winn	Alexco Resource Corporation	January 2005 – Present
	Sprott Resource Lending Corp.	July 2002 – December 2007

Unless otherwise directed in the enclosed proxy, the persons named in the proxy intend to vote the shares represented by the proxy for the election of the Director Nominees. Each of the Director Nominees is presently a director of the Company.

The board of directors does not believe that any of the above-named Director Nominees will refuse or be unable to serve as a director of the Company. Should any of them become unable or unwilling to accept nomination or election, then the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board of directors.

To the best of the Company’s knowledge, there are no arrangements or understandings between any director, Director Nominees or executive officers and any other person pursuant to which any person was selected as a director, Director Nominee or executive officer. There are no family relationships between any of the Company’s directors, Director Nominees or executive officers. To the Company’s knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last ten years that are material to an evaluation of the ability or integrity of any of the Company’s directors, Director Nominees or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS

Board Committees and Meetings

The board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance committee. Messrs. Bayley, Riggs and Winn serve on the audit committee. Messrs. Alexander, Bayley and Moon serve on the compensation committee. Messrs. Bayley, Moon and Winn serve on the corporate governance committee. Mr. Riggs is chairman of the audit committee, Mr. Bayley is chairman of the compensation committee and Mr. Moon is chairman of the corporate governance committee.

The board of directors held 11 meetings during 2010. During 2010, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors during the periods such director served and the total number of meetings held by all committees of the board on which such director served during the periods such director served. Each director attended all board of director meetings in 2010, with the exception of Messrs. Bayley and Moon, who attended all but one of the board of director meetings. The Company does not have a board policy on director attendance at the Company’s Annual Meeting. Every director attended the 2010 annual meeting of shareholders.

Audit Committee

The audit committee reviews the effectiveness of the Company’s financial reporting, management information and internal control systems, and effectiveness of its independent registered public accounting firm. It monitors financial reports, the conduct and results of the annual independent audit, finance and accounting policies and other financial matters. The audit committee also reviews and recommends for board of director approval the Company’s interim consolidated financial statements and year-end financial statements. The audit committee has been designated by the board of directors to serve as the reserves committee and reviews the Company’s reserve reports and conducts inquiries with the reserve engineers as it deems appropriate. The audit committee monitors internal control and management information systems. The audit committee held 12 meetings during 2010.

All members of the audit committee have been determined to be financially literate and to meet the appropriate standards for independence in accordance with the NYSE Amex rules, Securities and Exchange Commission (“SEC”) rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” In addition, the board of directors has determined that Mr. Riggs meets the qualifications of an “Audit Committee Financial Expert” in accordance with SEC rules and regulations. The audit committee operates under the audit committee charter adopted by the board of directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Compensation Committee

The compensation committee establishes and administers the Company’s policies, programs and procedures for compensating and incentivizing its executive officers. The compensation committee reviews all compensation arrangements for the chairman and other executive officers of the Company, including salaries, bonus, cash-incentive and equity-based incentive compensation, and makes recommendations to the board for their approval. The compensation committee held five meetings during 2010.

All members of the compensation committee have been determined to meet the NYSE Amex standards and Canadian securities law requirements for independence. See “Corporate Governance—Director Independence.” Further, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the compensation committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Corporate Governance Committee

The corporate governance committee has overall responsibility for developing the Company’s approach to corporate governance including keeping the Company informed of legal requirements and trends regarding corporate governance, monitoring and assessing the performance of the board of directors and committees of the board of directors, and for developing, implementing, and monitoring good corporate governance practices. The corporate governance committee is also responsible for identifying individuals qualified to become board members and recommending candidates to the board of directors to fill board vacancies and newly created director positions. The corporate governance committee held two meetings during 2010.

All members of the corporate governance committee have been determined to meet the NYSE Amex standards and Canadian securities law requirements for independence. See “Corporate Governance—Director Independence.” Copies of the corporate governance committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for 2010, which includes the Consolidated Balance Sheets as of December 31, 2010 and 2009, and the related Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Equity and Consolidated Statements of Cash Flows for each of the years ended December 31, 2010, 2009 and 2008, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

Brian E. Bayley

Mel G. Riggs, Chairman

Michael D. Winn

Corporate Governance

Director Independence

The standards relied upon by the board of directors in affirmatively determining whether a director is “independent” are those set forth in the rules of the NYSE Amex Company Guide and National Instrument 52-110 of the Canadian Securities Regulators (“NI 52-110”), which generally provide that independent directors are persons other than the Company’s executive officers or employees. In addition, the following persons are not considered independent:

•

a director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 (Cdn $75,000 under NI-52-110) during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of the Company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside independent registered public accounting firm, or was a partner or employee of the Company’s outside independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

The NYSE Amex rules provide that members of the audit committee must also comply with the independence standards under Rule 10A-3 of the Exchange Act, which provide that a member of an audit committee of a company, other than an investment company, may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Company or any subsidiary thereof. NI 52-110 provides substantially similar independence standards for audit committee members.

In accordance with the NYSE Amex and NI 52-110 independence definitions, the board of directors also makes an affirmative determination that each potential independent director does not have any relationship that, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors, in applying the above-referenced standards, has affirmatively determined that at least 50% of its members are “independent” within the meaning of the NYSE Amex rules and NI 52-110. Specifically, the board of directors has determined that each of Messrs. Alexander, Bayley, Moon, Riggs and Winn are “independent” under these rules. In addition, the board has affirmatively determined that each of Messrs. Bayley, Riggs and Winn, who comprise the Company’s audit committee, meet the additional independence requirements applicable to audit committee members under the NYSE Amex rules and Rule 10A-3 under the Exchange Act. As part of the board’s process in making these determinations, each of these directors provided written assurances that (a) all of the above-cited objective criteria for independence were satisfied and (b) he had no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

In determining that the above directors are “independent,” the board considered the relationship of Mr. Bayley with Quest Capital Corp. (“Quest”). The Company entered into a $3.0 million short term standby bridge loan with Quest in April 2007. The Company then increased the loan facility to $4.0 million in August 2007 and issued 503,823 Common Shares to Quest as it drew down the loan. In November 2007, the Company paid down $2.0 million of principal on the loan, and then the Company repaid the loan in full on April 8, 2008. At the time of the Quest transactions, the Company had two directors in common with Quest and Mr. Bayley served as Quest’s chief executive officer. Mr. Bayley was not directly involved in the transaction and had no direct or indirect material interest in the transaction. This relationship does not disqualify Mr. Bayley from being deemed an independent director under the NYSE Amex and NI 52-110 rules, and the board has determined that this relationship does not interfere with his ability to exercise independent judgment.

Mr. McCann, who formally served as chief executive officer, and Mr. Larsen, who serves as executive vice president, are not independent. Mr. Mitchell, who currently serves as chairman of the board of directors and chief executive officer, is also not independent.

Board Leadership

The offices of the chairman of the board and chief executive officer are currently combined. Mr. Mitchell serves as the Company’s chairman and chief executive officer. The board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Mitchell is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of our board discussions, Mr. Mitchell is the director best qualified to chair those discussions. In addition, Mr. Mitchell’s experience and knowledge of the Company and the oil and gas industry are critical to board discussions and the Company’s success. The board of directors believes that Mr. Mitchell is well qualified to serve in the combined roles of chairman and chief executive officer, that combining the roles serves the Company’s best interests and that Mr. Mitchell’s interests are sufficiently aligned with the shareholders he represents.

To help ensure the independence of the Company’s board of directors, the independent directors of the board generally meet without members of management at regularly scheduled board meetings held in person. Also, individual directors may engage an outside adviser at the Company’s expense, subject to the approval of the chairperson of the corporate governance committee. The board relies upon the foregoing processes and the level of experience and qualifications of its independent directors, particularly the chairman of its corporate governance committee, to compensate for having a non-independent chairman of the board of directors.

Board’s Role in Risk Oversight

The board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal and regulatory risks. The board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board with its oversight of risks arising from the Company’s compensation policies and programs. The corporate governance committee assists the board with its oversight of risks associated with board organization, board independence and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board is regularly informed through committee reports about the risks.

The compensation committee assessed whether the Company’s employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In doing so, the compensation committee considered that its executive compensation programs are designed with what it believes is an appropriate focus on the Company’s short-term and long-term performance. The compensation committee also considered risk mitigation elements of these programs, including the general long-term incentive policy of having awards of restricted stock units vest over a three year period. The results of that assessment were that the Company’s employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nomination Policy

Each Director Nominee was recommended to the board by the corporate governance committee for nomination. Generally, candidates for director are identified and suggested by the members of the board or management using their business networks. The board and the corporate governance committee have established that a new director nominee must have a track record in general business management, special expertise in areas of strategic interest to the Company, the ability to devote the time required and a willingness to serve in order to be recommended for board membership. In recommending candidates, the corporate governance committee considers such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise, all in the context of the needs of the board. Although the Company does not have a policy regarding diversity, the corporate governance committee and the board believes that it is essential that individual board members represent diverse opinions, perspectives, professional experiences and backgrounds.

The corporate governance committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary for the corporate governance committee to have such a policy because to date, the Company has not received any recommendations from shareholders requesting that the corporate governance committee consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement, the directors are elected by a majority of the votes cast in person or by proxy at a meeting at which a quorum is present, and the Company is effectively controlled by Mr. Mitchell. The corporate governance committee will consider all proposed nominees for the board, including those put forward by shareholders. Shareholder nominations should be addressed to the corporate governance committee in care of Jeffrey Mecom, Vice President and Corporate Secretary, TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, TX 75206.

Communication with the Board of Directors

Shareholders or other interested parties may communicate directly with one or more members of the Company’s board, or the non-executive directors as a group, by writing to the director or directors at the following address: TransAtlantic Petroleum Ltd., Attn: Board of Directors or the name of the individual director or directors, 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206. The Company will forward the communication on a confidential basis to the appropriate directors.

Executive Officers

The Company’s executive officers are appointed by the board of directors and hold office until their successors are chosen and qualify. The following table and text sets forth certain information with respect to the Company’s executive officers as of May 16, 2011, other than Mr. Mitchell, whose information is set forth above under “Director Nominees”:

Name	Age	Positions
N. Malone Mitchell, 3rd	49	Director and Chief Executive Officer
Gary T. Mize	58	President and Chief Operating Officer
Scott C. Larsen	59	Director and Executive Vice President
Jonathan J. Grider	40	Vice President, Accounting
Jeffrey S. Mecom	45	Vice President and Corporate Secretary

Gary T. Mize was appointed as the Company’s president in June 2010 and has served as its chief operating officer since January 2010. He previously served as a vice president from January 2010 to June 2010. From 1994 through November 2009, Mr. Mize served as executive vice president of Manti Exploration Company, an oil and gas company engaged in exploration, development and production, where he was responsible for coordination of all acquisition, exploration, financial, and operational activities. Prior to joining Manti Exploration Company, Mr. Mize was employed by Exxon Mobil Corporation from 1974 to 1994. At Exxon, Mr. Mize held numerous management positions including operations manager—southeastern division, technical manager—East Texas division and planning manager—natural gas department.

Scott C. Larsen has served as the Company’s executive vice president since June 2010 and served as a director since May 2005. Mr. Larsen’s term of office expires at the Annual Meeting, and he will not stand for reelection as a director. He previously served as the Company’s president from March 2004 to June 2010, as the Company’s chief executive officer from May 2005 to January 2009 and as the Company’s vice president—operations from July 2002 to March 2004. He has been involved in the Company’s international activities since their inception in 1994. An attorney by training with over 25 years of experience in the oil and gas industry, Mr. Larsen served previously as general counsel for Humble Exploration, an independent exploration company. Additionally, he spent several years as a partner in Vineyard, Drake & Miller, a business litigation law firm and served as general counsel for Summit Partners Management Co., a venture capital and management company.

Jonathan J. Grider has served as a vice president since February 2011. From February 2010 to February 2011, Mr. Grider served as corporate controller for SERVA Group, LLC, an oilfield equipment manufacturer. Mr. Grider served as international controller at Great White Energy Services, LLC, an oilfield equipment service provider and manufacturer from November 2007 to January 2010. Mr. Grider held various positions, including country controller in Oman, with Wood Group ESP, Inc., an international oilfield services provider, between March 2001 and November 2007.

Jeffrey S. Mecom has served as the Company’s corporate secretary since May 2006 and as a vice president since May 2007. Before joining us in April 2006, Mr. Mecom was an attorney in private practice in Dallas. Mr. Mecom served as vice president, legal and corporate secretary with Aleris International, Inc., a former NYSE-listed international metals recycling and processing company, from 1995 until April 2005.

COMPENSATION OF DIRECTORS

Fiscal Year 2010 Director Compensation Table

The following table provides information regarding director compensation during 2010. Messrs. Larsen and McCann did not receive any compensation for their services as directors because the Company compensated them as employees. Compensation for Messrs. Larsen and McCann is described in “Fiscal Year 2010, 2009 and 2008 Summary Compensation Table” and the accompanying text.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)
N. Malone Mitchell, 3rd	$25,000	21,720	0	34,053,000	(5)	34,099,720
Bob G. Alexander	$25,000	0	0	0		25,000
Brian E. Bayley	$25,000	21,720	0	0		46,720
Alan C. Moon	$25,000	21,720	0	0		46,720
Mel G. Riggs	$50,000	21,720	0	0		71,720
Michael D. Winn	$25,000	21,720	0	0		46,720

(1)	Amounts shown do not reflect compensation actually received by the directors. Rather, the amounts represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). The assumptions used in the calculation of the aggregate grant date fair value of restricted stock units are set forth under Note 12, Shareholder’s equity, in the section entitled “Restricted stock units” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2010.

(2)	The stock awards vested in full on January 15, 2011.

(3)	The chart below reflects the aggregate number of outstanding stock awards held by each non-employee director as of December 31, 2010.

Director	Number of Common Shares Subject to Stock Awards
Mitchell	7,621
Alexander	0
Bayley	7,621
Moon	7,621
Riggs	7,621
Winn	7,621

(4)	The directors did not receive any stock option awards during 2010. The chart below reflects the aggregate number of outstanding stock options held by each non-employee director as of December 31, 2010.

Director	Number of Common Shares Subject to Option Awards
Mitchell	0
Alexander	0
Bayley	85,000
Moon	85,000
Riggs	0
Winn	185,000

(5)

This amount reflects $34.1 million reimbursed to Riata Management, LLC (“Riata”) pursuant to that certain service agreement, as amended (the “Service Agreement”), effective May 1, 2009, with Longfellow, Viking Drilling LLC (“Viking Drilling”), MedOil Supply, LLC and Riata, which includes payments to Riata for salaries and benefits for employees of Riata who provided technical and administrative services to the Company under the Service Agreement, other than the Company’s named executive officers, and an allocation of Riata’s overhead to the Company. Such amounts do not reflect actual payments made to Mr. Mitchell for his services as a director. See “Compensation of Executive Officers—Certain Relationships and Related Transactions—Service Agreement” below for a description of the material terms of the Service Agreement.

Elements of Director Compensation

All non-employee directors, including the chairman, receive an annual fee of $50,000, one-half of which is paid in cash and one-half of which is paid in the form of restricted stock units issued under the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (the “Incentive Plan”). The chairman of the Company’s audit committee receives an additional annual fee of $25,000 in cash. Non-employee directors do not receive extra compensation for serving on the audit, compensation or corporate governance committees of the Company’s board or for serving as chairman of the compensation committee or corporate governance committee. Non-employee directors are reimbursed for travel and other expenses directly associated with Company business.

Prior to 2009, directors were granted stock options upon their election to the board of directors. Beginning in 2009, directors are awarded restricted stock units and no longer receive annual stock option awards as part of their compensation.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain talented executives enabling the Company to produce superior results and maximize return to shareholders. The Company’s pay for performance philosophy focuses executives’ efforts on achieving strategic corporate goals without encouraging excessive risk taking. At this stage of the Company’s development, executive compensation is not tied to specific financial performance metrics, but is intended to focus the Company’s executives on successfully executing the Company’s strategy to become a vertically-integrated international oil and gas exploration, production and service company. The Company’s compensation committee, which consists entirely of independent board members, controls the executive compensation program for the Company’s named executive officers, as well as for the Company’s other officers and employees. The Company’s executive compensation objectives are to:

•	pay for performance without excessive risk;

•	attract, retain and motivate superior executives;

•	pay competitive levels of salary and total compensation; and

•	align the interests of management with the interests of the Company’s shareholders.

Process of Determining Compensation

The Company’s compensation committee determines executive compensation. The Company’s chairman and other members of its board may also participate in compensation committee meetings to provide their evaluation of the performance of the Company’s executive officers, and the Company’s chief executive officer provides compensation recommendations as to executive officers other than himself. Management plays a significant role in this process, through evaluating employee performance, recommending salary levels, discretionary cash bonuses and restricted stock unit awards and preparing meeting information for use in compensation committee meetings. Although the compensation committee has not retained a compensation consultant, it may do so in the future.

Elements of Executive Compensation

The 2010 compensation program consisted of base salary, a cash incentive bonus award, and restricted stock units. Executives also received standard employee benefits. There is no formal policy regarding the allocation between short-term or long-term incentive compensation or between cash and non-cash incentive compensation for the Company’s executive officers. The compensation committee relies on each committee member’s knowledge and experience as well as information provided by management when determining the appropriate level and mix of compensation. In general, the compensation committee believes that long-term, non-cash incentive compensation should be emphasized over short-term, cash incentive compensation for the Company’s executive officers. The Company has not adopted formal share ownership guidelines for its named executive officers, but the Company believes that named executive officers owning shares helps align their interests with those of long-term shareholders.

Base Salaries.    The Company’s compensation committee reviews and sets base salaries annually. When determining base salary levels for the chief executive officer and other named executive officers, the compensation committee reviews their performance and contribution to the achievement of corporate objectives. Messrs. McCann and Mize were hired as at will employees of the Company in January 2009 and January 2010, respectively. Mr. McCann’s annual base salary was $200,000 in 2009. Effective January 1, 2010, Mr. McCann’s annual base salary was increased to $275,000. The compensation committee decided to increase Mr. McCann’s base salary for 2010 in order to recognize his significant role in the Company’s strategic transformation from a prospect generator to a vertically integrated project developer beginning in 2008. The Company hired Mr. Mize as an at-will employee in January 2010. Mr. Mize is paid an annual base salary of $250,000, a stipend of $5,000 per month for housing in Istanbul, Turkey, and an annual award of restricted stock units valued at $250,000. Mr. Mize is also eligible to participate in all other benefits made available to the Company’s executives resident in Turkey.

Ms. Kouvelis and Messrs. Larsen and Mecom have entered into employment agreements with the Company. These agreements provide for an initial base salary, which may be reviewed and increased at the discretion of the board. Ms. Kouvelis’ base salary was $160,000 in 2009. Effective January 1, 2010, the compensation committee increased Ms. Kouvelis’ annual base salary to $185,000 and effective June 28, 2010, the compensation committee increased Ms. Kouvelis’ base salary to $205,000. The compensation committee decided to increase Ms. Kouvelis’ base salary for 2010 in order to compensate her for the substantial amount of time she was expected to spend on assignment in Istanbul, Turkey to integrate the accounting functions of pending acquisitions. Mr. Larsen’s base salary was $250,000 in 2009. Effective January 1, 2010, the compensation committee increased Mr. Larsen’s salary to $275,000. Mr. Mecom’s base salary was $150,000 in 2009. Effective January 1, 2010, the compensation committee increased Mr. Mecom’s base salary to $172,000. The compensation committee decided to increase the base salary of each of Messrs. Larsen and Mecom to retain them and to bring the base salary of each more in line with other similarly situated executives. The compensation committee did not retain a compensation consultant nor prepare a benchmarking report in connection with this determination. Rather, the compensation committee relied on its experience to establish the base salary increases. See “Discussion Regarding Fiscal Year 2010, 2009 and 2008 Summary Compensation Table and Fiscal Year 2010 Grants of Plan-Based Awards Table—Employment Agreements” for more information on these agreements.

Short-Term Incentive Compensation.    In addition to base salaries, the Company awards cash bonuses on a discretionary basis to its employees, including the named executive officers. For the named executive officers other than the Company’s chief executive officer, the compensation committee, in consultation with the Company’s chief executive officer, recommends cash bonuses for the board’s approval. The compensation committee reviews the performance of the Company’s chief executive officer and recommends the bonus for the Company’s chief executive officer to the board of directors. Cash bonuses are based on the officer’s performance, the officer’s general contributions to achieving corporate goals and the Company’s achievement of goals set by the board of directors. The compensation committee does not assign any specific weights to these measures or use a formula to determine bonus amounts.

The Company does not have a formal cash incentive bonus plan, although the Company has historically paid year-end cash bonuses to all of its employees resident in the United States, as well as its named executive officers, in December of each year in an amount equal to approximately one month of annual base salary. Mr. McCann, Mr. Mize, Mr. Larsen, Ms. Kouvelis and Mr. Mecom received cash bonuses of $11,635, $10,577, $12,269, $11,827 and $9,262, respectively, under this program. Each of these bonuses were paid in 2010. For 2010, the compensation committee awarded Ms. Kouvelis an additional discretionary cash bonus of $25,000 due to the substantial amount of time she spent on assignment in Istanbul, Turkey in integrating the accounting functions of recent acquisitions. Ms. Kouvelis’ discretionary bonus of $25,000 was paid in 2011. The compensation committee did not award cash bonuses to any of the other named executive officers because the Company was not profitable in 2010.

Long-Term Incentive Compensation.    The Company’s board of directors designed its long-term incentive plan to ensure that incentive compensation rewards the Company’s employees’ contributions to the long-term positive performance of the Company, and is intended to align the Company’s executives’ interests with its shareholders’ interests. The long-term incentive policy is also designed to attract and retain qualified professionals throughout the Company and to attract and retain skilled, dedicated employees who are willing to commit to a long term of foreign service, while being able to pay modest salaries and create a meaningful ownership stake in the Company. The long-term incentive policy awards the Company’s executives restricted stock units that provide them with an opportunity to earn the Company’s Common Shares. The compensation committee believes this structure provides greater balance and stability to the Company’s long-term incentives for executives. It also provides a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with shareholders without encouraging excessive risk taking.

Long-term incentive awards are granted by the board of directors on the recommendation of the chief executive officer, in the case of employees, and by the compensation committee, in the case of named executive officers including the chief executive officer, president and chief financial officer. Long-term incentive awards are generally awarded by the board of directors upon the commencement of employment with the Company based on the level of responsibility of the employee. The number of long-term incentive awards outstanding to a particular individual and their length of service are taken into consideration when awarding new awards. Additional grants have been made periodically to ensure that the number of awards granted to any particular individual is commensurate with the individual’s level of ongoing responsibility within the Company.

The long-term incentive policy provides for a semi-annual grant of restricted stock units equal to a percentage of base salary to participants, including the Company’s chief executive officer and its named executive officers. The semi-annual grants generally occur in February and August of every year. For 2010, the compensation committee kept the percentage equal to 25% of each named executive officer’s base salary, except for the September 2010 grant to Mr. Mize. The compensation committee awarded restricted stock units in September 2010 to Mr. Mize equal to approximately 100% of his base salary for the first half of 2010 pursuant to Mr. Mize’s offer letter for employment with the Company. The compensation committee reviews this policy annually, and may also grant additional discretionary awards for exceptional service. The compensation committee reviewed this policy in 2010, did not make any changes to this policy and did not grant additional discretionary awards for exceptional service in 2010. The restricted stock units awarded to the Company’s named executive officers generally vest in three annual installments and are subject to the continued employment of the named executive officer through each such restricted period. The awards of restricted stock units in 2010 followed this vesting schedule with the exception of the award of restricted stock units on January 15, 2010, which vested on the first anniversary of the date of grant. The compensation committee determined that a one-year vesting period was appropriate for these awards because they were discretionary awards for exceptional service in 2009.

Mr. McCann, Ms. Kouvelis, Mr. Larsen and Mr. Mecom were granted a one-time discretionary award of restricted stock units on January 15, 2010 of 27,473, 13,736, 27,473 and 13,736, respectively. These restricted stock units vested on January 15, 2011. Pursuant to his employment offer letter, Mr. Mize was granted 75,000 restricted stock units on January 15, 2010 upon his appointment as the Company’s vice president and chief operating officer. These restricted stock units vested one-third on January 15, 2011, and will vest one-third on each of January 15, 2012 and 2013. Pursuant to the Company’s long-term incentive policy, Mr. McCann, Ms. Kouvelis, Mr. Larsen and Mr. Mecom were also granted restricted stock units on February 24, 2010 of 7,622, 6,098, 9,527 and 5,716, respectively. These restricted stock units vested one-third on January 15, 2011, and will vest one-third on each of January 15, 2012 and 2013. Mr. McCann, Ms. Kouvelis, Mr. Mize, Mr. Larsen and Mr. Mecom were also granted restricted stock units on September 7, 2010 of 9,604, 6,607, 33,516, 8,929 and 6,143, respectively. These restricted stock units vest one-third on each of July 15, 2011, 2012 and 2013. The grants of restricted stock units for each named executive officer in February and September 2010 totaled approximately 25% of their respective base salaries, except for the grant of restricted stock units to Mr. Mize in September 2010, which was approximately 100% of his base salary for the first six months of 2010.

Employee Benefits

The Company offers core employee benefits coverage in order to provide its global workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance. The benefits available are substantially the same for all U.S. employees and include medical and dental coverage. In addition, the Company offers a 401(k) plan, which provides a reasonable level of retirement income reflecting employees’ careers with the Company. U.S. employees are eligible to participate in these plans.

Severance and Change in Control Agreements

The Company’s employment agreements with Messrs. Larsen and Mecom generally provide for severance benefits in the event of termination of employment without cause or “constructive dismissal.” No payments are made under these employment agreements if employment is terminated due to death, disability or cause. These employment agreements also provide for certain payments if a termination of employment or “constructive dismissal” follows a change in control of the Company. At the time of entering into these agreements, the Company believed these agreements ensured the continuity of these executives and allowed them to focus on serving the Company in a change of control situation without the distraction of concern for their employment. See “Discussion Regarding Fiscal Year 2010, 2009 and 2008 Summary Compensation Table and Fiscal Year 2010 Grants of Plan-Based Awards Table—Employment Agreements.”

Compensation Committee Interlocks and Insider Participation

From January 1, 2010 through June 28, 2010, the compensation committee was comprised of Messrs. Bayley, Moon and Winn. From June 29, 2010 through December 31, 2010, the compensation committee was comprised of Messrs. Alexander, Bayley and Moon. During the year ended December 31, 2010, no member of the compensation committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s compensation committee or as one of its directors.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Bob G. Alexander

Brian E. Bayley, Chairman

Alan C. Moon

Fiscal Year 2010, 2009 and 2008 Summary Compensation Table

The following Fiscal Year 2010, 2009 and 2008 Summary Compensation Table contains information regarding compensation for 2010, 2009 and 2008 that the Company paid to: (a) its chief executive officer as of December 31, 2010, Matthew W. McCann, (b) its chief financial officer as of December 31, 2010, Hilda Kouvelis, and (c) its other three executive officers as of December 31, 2010, Gary T. Mize, Scott C. Larsen and Jeffrey S. Mecom (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)(5)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(6)	All Other Compensation ($)(5)(7)	Total ($)
Matthew W. McCann(1) Former Chief Executive Officer	2010	275,000	11,635	142,702	0	10,876	440,213
	2009	200,000	32,692	131,431	0	4,800	368,923

Hilda Kouvelis(2) Former Vice President and Chief Financial Officer	2010	194,385	36,827	84,184	0	11,781	327,177
	2009	160,000	21,115	107,606	0	4,000	292,721
	2008	142,418	40,000	0	76,583	10,085	269,086

Gary T. Mize(3)	2010	250,000	10,577	357,308	0	66,574	684,459
President and Chief Operating Officer

Scott C. Larsen(4) Executive Vice President	2010	275,000	12,269	145,766	0	20,080	453,115
	2009	250,000	45,192	159,622	0	19,500	474,314
	2008	250,000	60,000	0	0	10,350	320,350

Jeffrey S. Mecom Vice President and Corporate Secretary	2010	172,000	9,262	81,471	0	12,148	274,881
	2009	150,000	20,000	105,462	0	7,500	282,962
	2008	150,000	15,000	0	76,583	10,572	252,155

(1)	Mr. McCann served as the Company’s chief executive officer from January 1, 2009 until May 5, 2011.

(2)	Ms. Kouvelis served as the Company’s vice president and chief financial officer from January 2007 until April 22, 2011.

(3)	Mr. Mize was appointed the Company’s chief operating officer effective January 7, 2010 and the Company’s president effective June 28, 2010.

(4)	Mr. Larsen served as the Company’s chief executive officer from May 17, 2005 to December 31, 2008. Mr. Larsen served as the Company’s president from March 9, 2004 until June 28, 2010.

(5)	As of November 1, 2008, Riata pays the salary, bonus and benefits earned by each named executive officer pursuant to the Service Agreement. The Company reimburses Riata for the actual cost of such salaries, bonuses and benefits, all as more fully described under “Certain Relationships and Related Transactions—Service Agreement.”

(6)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value computed in accordance with ASC 718. The assumptions used in the calculation of the aggregate grant date fair value of restricted stock units and stock options are set forth under Note 12, Shareholders’ equity, in the sections entitled “Restricted stock units” and “Stock option plan” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2010.

(7)	These amounts consist of Company-paid portions of insurance premiums, Company contributions to a 401(k) savings plan and Company-paid international travel incentives. For Mr. Mize, this amount also includes a Company-paid housing allowance of $60,000.

Fiscal Year 2010 Grants of Plan-Based Awards Table

The table below lists each grant of a plan-based award to the Company’s named executive officers during 2010.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Matthew W. McCann	1/15/10		27,473	$87,364
	2/24/10		7,622	$21,723
	9/07/10		9,604	$33,615

Hilda Kouvelis	1/15/10		13,736	$43,680
	2/24/10		6,098	$17,379
	9/07/10		6,607	$23,125

Gary T. Mize	1/15/10	(2)	75,000	$240,000
	9/07/10		33,516	$117,308

Scott C. Larsen	1/15/10		27,473	$87,364
	2/24/10		9,527	$27,152
	9/07/10		8,929	$31,250

Jeffrey S. Mecom	1/15/10		13,736	$43,680
	2/24/10		5,716	$16,291
	9/07/10		6,143	$21,500

(1)	These are restricted stock units awarded pursuant to the Incentive Plan.

(2)	These restricted stock units were approved by the compensation committee on January 7, 2010.

Discussion Regarding Fiscal Year 2010, 2009 and 2008 Summary Compensation Table and Fiscal Year 2010 Grants of Plan-Based Awards Table

Employment Agreements

Kouvelis.    The Company entered into an employment agreement with Ms. Kouvelis, effective May 1, 2008. The agreement expires upon her death, disability, resignation or other termination of employment. This agreement provides for an annual base salary of $160,000 per year, which may be reviewed and increased at the discretion of the board. Effective January 1, 2010, Ms. Kouvelis’ annual base salary was increased to $185,000 and effective June 28, 2010, Ms. Kouvelis’ annual base salary was increased to $205,000. The agreement also provides that Ms. Kouvelis is eligible to receive a bonus as determined by and at the discretion of the board, and she is eligible to participate in all other benefits made available to the Company’s executives resident in the United States.

On January 31, 2011, the Company entered into a letter agreement with Ms. Kouvelis that acknowledged her resignation as the Company’s chief financial officer, effective April 22, 2011, and amended the employment agreement. The letter agreement acknowledged that her separation from the Company was deemed a “resignation” under the employment agreement, that Ms. Kouvelis is not eligible for payment of any termination amount under the employment agreement, and agreed that she would continue her employment with the Company through a date to be mutually agreed upon by her and the Company (the “Separation Date”). The letter agreement amends the employment agreement to provide that Ms. Kouvelis is no longer eligible for payment of any termination amount, which includes severance benefits in the event of termination and employment without cause, a “constructive dismissal” or termination of employment or “constructive dismissal” following a change in control of the Company.

The letter agreement provides that Ms. Kouvelis annualized base salary would remain in effect through the Separation Date. In addition, the letter agreement provides that the compensation committee approved (i) a lump sum retention payment of $100,000, payable thirty calendar days after the Separation Date and (ii) the accelerated vesting of Ms. Kouvelis’ restricted stock units that are unvested as of the Separation Date, with such vesting to be effective within thirty days following the Separation Date. Payment of such retention compensation is subject to Ms. Kouvelis’ execution of a release following the Separation Date and compliance with all provisions of the employment agreement, including post-employment obligations.

Larsen.    The Company entered into an employment agreement with Mr. Larsen, effective July 1, 2005. The agreement expires upon his death, disability, resignation or other termination of employment. This agreement provides for an annual base salary of $240,000 per year, which may be reviewed and increased at the discretion of the board. Effective January 1, 2010, Mr. Larsen’s annual base salary was increased to $275,000. The agreement also provides that Mr. Larsen is eligible to receive a bonus as determined by and at the discretion of the board, and he is eligible to participate in all other benefits made available to the Company’s executives resident in the United States. In accordance with the terms of the agreement, one of the Company’s subsidiaries pays a portion of Mr. Larsen’s annual salary to Charles Management Inc., a consulting company wholly-owned by Mr. Larsen.

Pursuant to the Company’s employment agreements, if Mr. Larsen is terminated (i) by the Company at any time without “cause” or (ii) by Mr. Larsen within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Mr. Larsen a lump sum amount equal to Mr. Larsen’s annual salary plus $15,000. In addition, if a “change in control” results in either (i) the termination of employment of Mr. Larsen without cause within thirty days prior to or within one year after the change in control, or (ii) a constructive dismissal within one year of the change in control and Mr. Larsen elects to terminate his employment with the Company, the Company will pay Mr. Larsen a lump sum amount equal to his annual salary plus $15,000. See “Potential Payments Upon Termination or Change of Control—Employment Agreements” for the definitions of “cause,” “constructive dismissal” and “change in control.”

Mecom.    The Company entered into an employment agreement with Mr. Mecom, effective January 1, 2008. The agreement expires upon his death, disability, resignation or other termination of employment. This agreement provides for an annual base salary of $150,000 per year, which may be reviewed and increased at the discretion of the board. Effective January 1, 2010, Mr. Mecom’s annual base salary was increased to $172,000. The agreement also provides that Mr. Mecom is eligible to receive a bonus as determined by and at the discretion of the board, and he is eligible to participate in all other benefits made available to the Company’s executives resident in the United States.

Pursuant to Mr. Mecom’s employment agreement, if Mr. Mecom is terminated (i) by the Company at any time without “cause” or (ii) by Mr. Mecom within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Mr. Mecom a termination amount equal to one-half of his annual salary plus $7,500. In addition, if a “change in control” results in either (i) the termination of employment of Mr. Mecom without cause within thirty days prior to or within six months after the change in control, or (ii) a constructive dismissal within six months of the change in control and Mr. Mecom elects to terminate his employment with the Company, the Company will pay Mr. Mecom a lump sum amount equal to one- half of his annual salary plus $7,500. See “Potential Payments Upon Termination or Change of Control—Employment Agreements” for the definitions of “cause,” “constructive dismissal” and “change in control.”

Equity Incentive Plan Awards

Incentive Plan.    On January 15, 2010, February 24, 2010 and September 7, 2010, the compensation committee approved awards of restricted stock units to the Company’s named executive officers pursuant to the Incentive Plan. The restricted stock units awarded on January 15, 2010 vested on January 15, 2011. The restricted stock units granted February 24, 2010 vested one-third on January 15, 2011 and will vest one-third on January 15, 2012 and one-third on January 15, 2013, subject to the continued employment of the named executive officer through each such restricted period. The restricted stock units granted September 7, 2010 will vest one-third on July 15, 2011, one-third on July 15, 2012 and one-third on July 15, 2013, subject to the continued employment of the named executive officer through each such restricted period. Upon a termination of service within six months of a change in control or a termination in service due to death or disability, all unvested restricted stock units would vest immediately. Upon a termination of service for cause, all unvested restricted stock units would be forfeited. Upon a termination of service for any other reason, all unvested restricted stock units would be forfeited, except those restricted stock units that would have vested within one month of the termination date. See “Potential Payments Upon Termination or Change of Control—Incentive Plan” for the definition of “change of control.”

Fiscal Year 2010 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock options and stock awards held on December 31, 2010 by each of the Company’s named executive officers. The table also includes the value of the stock awards based on the closing price of the Company’s Common Shares on the NYSE Amex on December 31, 2010, which was $3.33 per share.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			Exercisable	Unexercisable
Matthew W. McCann	6/11/08	(2)	50,000	0	1.23	6/11/13
	6/16/09	(6)					83,334	277,502
	8/10/09	(7)					9,634	32,081
	1/15/10	(8)					27,473	91,485
	2/24/10	(9)					7,622	25,381
	9/7/10	(10)					9,604	31,981

Hilda Kouvelis	4/5/06	(1)	25,000	0	1.10	4/5/11
	1/10/07	(5)	75,000	0	1.00	1/10/12
	6/11/08	(2)	75,000	0	1.23	6/11/13
	6/16/09	(6)					33,334	111,002
	8/10/09	(7)					17,708	58,968
	1/15/10	(8)					13,736	45,741
	2/24/10	(9)					6,098	20,306
	9/7/10	(10)					6,607	22,001

Gary T. Mize	1/15/10	(9)					75,000	249,750
	9/7/10	(10)					33,516	111,608

Scott C. Larsen	4/5/06	(1)	70,000	0	1.10	4/5/11
	1/10/07	(3)	400,000	0	1.00	1/10/12
	12/4/07	(4)	250,000	0	0.31	12/4/12
	6/16/09	(6)					100,000	333,000
	8/10/09	(7)					12,043	40,103
	1/15/10	(8)					27,473	91,485
	2/24/10	(9)					9,527	31,725
	9/7/10	(10)					8,929	29,734

Jeffrey S. Mecom	1/10/07	(5)	125,000	0	1.00	1/10/12
	12/4/07	(4)	100,000	0	0.31	12/4/12
	6/11/08	(2)	75,000	0	1.23	6/11/13
	6/16/09	(6)					33,334	111,002
	8/10/09	(7)					17,226	57,363
	1/15/10	(8)					13,736	45,741
	2/24/10	(9)					5,716	19,034
	9/7/10	(10)					6,143	20,456

(1)	Vested on April 5, 2006.

(2)	Vested one-third on June 11, 2008, one-third on June 11, 2009 and one-third on June 11, 2010.

(3)	Vested one-third on January 10, 2007, one-third on January 10, 2008 and one-third on January 10, 2009.

(4)	Vested one-third on December 4, 2007, one-third on December 4, 2008 and one-third on December 4, 2009.

(5)	Vested one-half on January 10, 2007 and one-half on January 10, 2008.

(6)	Vested one-third on January 15, 2010, one-third on January 15, 2011 and vests one-third on January 15, 2012.

(7)	Vested one-third on July 15, 2010, and vests one-third on July 15, 2011 and one-third on July 15, 2012.

(8)	Vested on January 15, 2011.

(9)	Vested one-third on January 15, 2011, and vests one-third on January 15, 2012 and one-third on January 15, 2013.

(10)	Vests one-third on July 15, 2011, one-third on July 15, 2012 and one-third on July 15, 2013.

Fiscal Year 2010 Option Exercises and Stock Vested Table

The following table summarizes stock option exercises and vesting of stock awards for each named executive officer during 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Matthew W. McCann	0	0	46,483	(3)	147,093
Hilda Kouvelis	50,000	116,500	25,519	(4)	79,823
Gary T. Mize	0	0	0		0
Scott C. Larsen	100,000	224,000	56,021	(5)	177,244
Jeffrey S. Mecom	25,000	51,500	25,278	(6)	79,092

(1)	Amounts shown reflect the difference between the closing price of the Company’s Common Shares on the NYSE Amex on the date of exercise and the exercise price of the stock options, multiplied by the number of shares shown in the column entitled “Number of Shares Acquired on Exercise.”

(2)	Amounts shown reflect the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units shown in the column “Number of Shares Acquired on Vesting” by the closing price of the Company’s Common Shares on the NYSE Amex on the date of vesting.

(3)	Represents the vesting of the following restricted stock units: (i) 41,666 restricted stock units on January 15, 2010 and (ii) 4,817 restricted stock units on July 15, 2010.

(4)	Represents the vesting of the following restricted stock units: (i) 16,666 restricted stock units on January 15, 2010 and (ii) 8,853 restricted stock units on July 15, 2010.

(5)	Represents the vesting of the following restricted stock units: (i) 50,000 restricted stock units on January 15, 2010 and (ii) 6,021 restricted stock units on July 15, 2010.

(6)	Represents the vesting of the following restricted stock units: (i) 16,666 restricted stock units on January 15, 2010 and (ii) 8,612 restricted stock units on July 15, 2010.

Equity Compensation Plan Information

The following table sets forth the number of Common Shares to be issued upon the vesting of restricted stock units and the exercise of outstanding options issued pursuant to the Incentive Plan and the Amended and Restated Stock Option Plan (2006) (the “Option Plan,” and together with the Incentive Plan, the “Plans”), the weighted average exercise price of such outstanding options and the number of Common Shares remaining available for future issuance under the Plans, at December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	4,792,171	$0.86	28,852,127	(2)
Equity compensation plans not approved by security holders	0	—	0
Total	4,792,171	$0.86	28,852,127

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price.

(2)	Pursuant to the Incentive Plan, the maximum aggregate number of Common Shares reserved for issuance under both Plans may not exceed 10% of Common Shares outstanding from time to time. As of December 31, 2010, there were 336,442,984 Common Shares outstanding. The number of Common Shares issuable pursuant to the Plans automatically increases as the number of issued and outstanding Common Shares increases. As of April 28, 2011, there were 346,234,355 Common Shares outstanding, 2,011,000 Common Shares (approximately 0.6% of the outstanding Common Shares) to be issued upon exercise of outstanding options under the Option Plan and 1,864,719 Common Shares (approximately 0.5% of the outstanding Common Shares) underlying restricted stock units awarded pursuant to the Incentive Plan. As of April 28, 2011, there were 30,747,716 Common Shares remaining available for future issuances under the Incentive Plan.

Potential Payments Upon Termination or Change of Control

Employment Agreements.    Pursuant to the Company’s employment agreements with them, if Messrs. Larsen or Mecom is terminated (i) by the Company at any time without “cause” or (ii) by such named executed officer within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay such named executed officer a lump sum amount (the “termination amount”). The termination amount for Mr. Larsen is equal to Mr. Larsen’s annual salary plus $15,000. The termination amount for Mr. Mecom is equal to one-half of his annual salary plus $7,500.

Pursuant to the Company’s employment agreements with them, if a “change in control” results in either (i) the termination of employment of Mr. Larsen without cause within thirty days prior to or within one year after the change in control, or Mr. Mecom without cause within thirty days prior to or within six months after the change in control, or (ii) a constructive dismissal of Mr. Larsen within one year, or of Mr. Mecom within six months, of the change in control and such named executive officer elects to terminate his employment, the Company will pay Messrs. Larsen or Mecom a lump sum amount equal to their respective termination amounts.

Under the employment agreements, Messrs. Larsen and Mecom agreed to certain confidentiality and non-solicitation obligations during their employment and for a period of six months after their date of termination, and in order to receive the termination amount set forth in the agreements, they must first sign a release in the form set forth in their respective agreements.

Prior to January 31, 2011, Ms. Kouvelis’ employment agreement with the Company provided for termination and change in control benefits substantially similar to the benefits provided under Mr. Mecom’s employment agreement with the Company. See “Discussion Regarding Fiscal Year 2010, 2009 and 2008 Summary Compensation Table and Fiscal Year 2010 Grants of Plan-Based Awards Table—Employment Agreements.”

For purposes of these employment agreements, termination for “cause” is deemed to exist if: (i) the Company determines in good faith and following a reasonable investigation that such named executive officer has committed fraud, theft or embezzlement from the Company; (ii) such named executive officer pleads guilty or nolo contendere to or is convicted of any felony or other crime involving moral turpitude, fraud, theft or embezzlement; (iii) such named executive officer substantially fails to perform his duties according to the terms of his employment (other than any such failure resulting from his disability) after the Company has given such named executive officer written notice setting forth the nature of the failure to perform the duties and a reasonable opportunity to correct it; (iv) a breach of any of the non-solicitation or confidentiality provisions of the employment agreement (provided that the Company act in good faith in determining that such a breach constitutes “cause”) or a material breach of any other provision of the employment agreement; or (v) such named executive officer has engaged in on-the-job conduct that materially violates the Company’s code of conduct or other policies, as determined in the Company’s sole discretion. Such named executive officer’s resignation in advance of an anticipated termination for “cause” also constitutes a termination for “cause.”

A “constructive dismissal” is defined in the employment agreement as the occurrence of a material diminution in title and/or duties, responsibilities or authority or the implementation of a requirement that such named executive officer relocate from his present city of residence, not including: (i) a change consistent with the Company’s splitting a position into one or more positions in conjunction with a corporate reorganization based on the demands of such position so long as there is no reduction in such named executive officer’s annual salary or other remuneration or responsibilities taken as a whole; (ii) a change in such named executive officer’s position, duties or title with any of the Company’s subsidiaries, affiliates or associates; (iii) the occurrence of any of the aforesaid events with the consent of such named executive officer or termination of the employment of such named executive officer for just cause, death or disability; or (iv) in the case of Mr. Larsen, having the positions of chief executive officer and president held by two different individuals so long as Mr. Larsen occupies one or the other position.

A “change of control” is defined in the employment agreements as the occurrence of any of: (i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares (“Convertible Securities”) as a result of which a person, group of persons or persons acting jointly or in concert, or any affiliates or associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Holders”) beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, assuming the conversion of the Convertible Securities beneficially owned by the Holders thereof, the Holders would have the right to cast more than 50% of the votes attached to all Common Shares; provided that, the acquisition of Common Shares or Convertible Securities pursuant to the issuance of securities by the Company which results in a Holder beneficially owning or exercising control or direction over 50% of the votes attached to all Common Shares (assuming conversion of the Convertible Securities beneficially owned by Holders thereof) which is approved by the Company’s board of directors prior to the issuance of securities shall not constitute a “change of control;” or (ii) approval by the Company’s shareholders of: (A) an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity as a result of which the Company’s shareholders immediately prior to the transaction will not, immediately after the transaction, own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the voting securities of the successor or continuing entity, (B) a liquidation, dissolution or winding-up of the Company, (C) the sale, lease or other disposition of all or substantially all of the Company’s assets, (D) the election at a meeting of the Company’s shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior board of directors, and would represent a majority of the board of directors, or (E) the appointment of a number of directors which would represent a majority of the board of directors and which were nominated by any holder of the Company’s voting shares or by any group of holders of the Company’s voting shares acting jointly or in concert and not approved by the prior board of directors.

See “Discussion Regarding Fiscal Year 2010, 2009 and 2008 Summary Compensation Table and Fiscal Year 2010 Grants of Plan-Based Awards Table—Employment Agreements” for additional discussion of the material terms of the employment agreements.

Option Plan.    Pursuant to the Option Plan, upon the death of a named executive officer or if the named executive officer ceases to be an employee, officer or director within six months following a change of control of the Company, all unvested stock options held by such named executive officer would vest immediately. A change of control under the Option Plan includes, without limitation, the acquisition by any person (other than current largest registered shareholder) or group of related persons of more than 35% of the outstanding Common Shares.

Incentive Plan.    Pursuant to the Incentive Plan, upon the occurrence of (i) a termination of service for any reason within six months of a change in control, or (ii) a termination of service due to death or total and permanent disability, all unvested restricted stock units would vest immediately. A change in control under the Incentive Plan occurs upon a change in ownership of the Company, the Company’s effective control or the ownership of a substantial portion of the Company’s assets, as follows:

(a)	a change in ownership occurs on the date that any person, other than (i) the Company or any of the Company’s subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Company’s affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock, or (iv) a corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s shares, acquires ownership of the Company’s shares that, together with shares held by such person, constitutes more than 50% of the total fair market value or total voting power of the Company’s shares. However, if any person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s shares, the acquisition of additional shares by the same person is not considered to be a change of control. In addition, if any person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s shares, as discussed in paragraph (b), the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this paragraph (a); or

(b)	a change in the effective control of the Company occurs on either (x) the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the Company’s shares possessing 30% or more of the total voting power of the Company’s shares. However, if any person owns 30% or more of the total voting power of the Company’s shares, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this subparagraph (b)(x); or (y) the date during any twelve (12) month period when a majority of members of the board is replaced by directors whose appointment or election is not endorsed by a majority of the board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board; or (z) the date that Mr. Mitchell ceases to serve as chairman of the board as a direct or indirect result of his sale of Common Shares; or

(c)

a change in the ownership of a substantial portion of the Company’s assets occurs on the date that a person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) the Company’s assets, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no change in control when there is such a transfer to (i) the Company’s shareholder (immediately before the asset transfer) in exchange for or with respect to the Company’s shares; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares.

Set forth below are the amounts that the Company’s named executive officers would have received if specified events had occurred on December 31, 2010. In calculating the amounts in the table, the Company based the stock distribution values on a price of $3.33 per share, which was the closing price of the Company’s Common Shares on the NYSE Amex on December 31, 2010.

Name	Payment	Termination Following a Change in Control ($)	Termination Without Cause ($)	Death ($)	Disability ($)
Matthew W. McCann	Cash Severance	—	—	—	—
	Stock Options(1)	—	—	—	—
	Restricted Stock Units(2)	458,430	—	458,430	458,430

Hilda Kouvelis(3)	Cash Severance	110,000	110,000	—	—
	Stock Options(1)	—	—	—	—
	Restricted Stock Units(2)	258,018	—	258,018	258,018

Gary T. Mize	Cash Severance	—	—	—	—
	Stock Options(1)	—	—	—	—
	Restricted Stock Units(2)	361,358	—	361,358	361,358

Scott C. Larsen	Cash Severance	290,000	290,000	—	—
	Stock Options(1)	—	—	—	—
	Restricted Stock Units(2)	526,047	—	526,047	526,047

Jeffrey S. Mecom	Cash Severance	93,500	93,500	—	—
	Stock Options(1)	—	—	—	—
	Restricted Stock Units(2)	253,596	—	253,596	253,596

(1)	Represents the acceleration of vesting of unvested stock options as of December 31, 2010. The value shown is equal to the number of shares underlying unvested stock options multiplied by the difference between the closing price of the Common Shares on the NYSE Amex as of December 31, 2010 and the exercise price of the options.

(2)	Represents the acceleration of vesting of unvested restricted stock units as of December 31, 2010. The value shown is equal to the number of restricted stock units multiplied by the closing price of the Common Shares on the NYSE Amex as of December 31, 2010.

(3)	Prior to January 31, 2011, Ms. Kouvelis’ employment agreement with the Company provided for termination and change in control benefits substantially similar to the benefits provided under Mr. Mecom’s employment agreement with the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2010 except as follows: one late Form 4 was filed by each of Messrs. Mecom, Mitchell, Moon, Winn and Ms. Kouvelis on May 17, 2010 to report the vesting of restricted stock units on January 15, 2010, one late Form 4 was filed by each of Messrs. Bayley, Larsen and McCann on May 18, 2010 to report the vesting of restricted stock units on January 15, 2010, one late Form 3 was filed by Mr. Alexander on July 29, 2010 to report his initial ownership as of June 28, 2010, one late Form 4/A was filed by Mr. Larsen on September 3, 2010 to report the vesting of restricted stock units on July 15, 2010 and one late Form 4 was filed by Mr. Mitchell on October 5, 2010 to report the acquisition of Common Shares on September 30, 2010.

Certain Relationships and Related Transactions

Service Agreement.    Effective May 1, 2008, the Company is a party to the Service Agreement with Longfellow, Viking Drilling, MedOil Supply, LLC and Riata (collectively, the “Service Entities”), under which the Company and the Service Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Service Entities agreed to provide the Company upon its request certain computer services, payroll and benefits services, insurance administration services and entertainment services, and the Company and the Service Entities agreed to provide to each other certain management consulting services, oil and gas services and general accounting services (collectively, the “Services”). Under the terms of the Service Agreement, the Company pays, or is paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. The Company or the Service Entities may terminate the Service Agreement at any time by providing advance notice of termination to the other party.

Pursuant to the Service Agreement, a portion of the salary, bonus and benefits earned by each of the Company’s named executive officers are paid by Riata and the Company reimburses Riata for the actual cost thereof. In 2010, the Company reimbursed Riata $344,000 for a portion of the salary, bonus and benefits provided to the named executive officers. In addition, Barbara Pope, sister-in-law of Mr. Mitchell, and Terry Pope, brother-in-law of Mr. Mitchell, are employees of Riata and provide services to the Company under the Service Agreement. In 2010, the Company reimbursed Riata $144,921 and $6,561 for services provided by Ms. Pope and Mr. Pope, respectively, pursuant to the Service Agreement.

The Company recorded expenditures for the year ended December 31, 2010 of $34.1 million for goods and Services provided by the Service Entities pursuant to the Service Agreement or other arrangements, including salary, bonus and benefits reimbursements identified in the prior paragraph, of which $863,000 was payable at December 31, 2010. Payables in the amount of $863,000 due under the Service Agreement at December 31, 2010, were settled in cash during the first quarter of 2011. Amounts due to the Company from the Service Entities totaled approximately $4,000 at December 31, 2010.

The following table provides a breakdown of reimbursements of actual costs and expenses made by the Company during 2010 to the Service Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2010
(in thousands)
Salaries and benefits for named executive officers	$344
Salaries and benefits for non-named executive officers	7,106
Inventory relating to drilling operations	2,841
Shipping	116
Travel, hotels and meals, excluding the use of Riata-owned aircraft	971
Equipment relating to drilling operations	21,491
Office and field expenses and supplies	268
Allocated overhead	289
Rent	249
Other	125

Total	$33,800

Aircraft Reimbursements.    In addition, the Company and Riata have an arrangement whereby the Company’s executive officers, employees, or consultants, or other persons providing Services to the Company under the Service Agreement, are permitted to use aircraft owned by Riata for Company-related business travel. For the use of this aircraft, the Company reimburses Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees and all other expenses incurred in connection with such flights in excess of the amount reimbursed by the Company. In each case, the actual cost of the flight exceeded the amount of the reimbursement by the Company. For 2010, the Company reimbursed Riata $253,000 for the use of this aircraft. Because this reimbursement is only for Company-related business travel of persons providing Services to the Company and is integrally and directly related to the performance of such persons’ duties, the Company’s reimbursement is not compensation nor a perquisite to any of its directors or executive officers.

Transactions with Mr. Mitchell.    Since the beginning of 2010, the Company has entered into various transactions with its current chairman and chief executive officer, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities.

On July 27, 2009, the Company’s wholly-owned subsidiary, Viking International Limited (“Viking International”), purchased the I-13 drilling rig and associated equipment from Viking Drilling. Viking International paid $1.5 million in cash for the drilling rig and entered into a note payable to Viking Drilling in the amount of $5.9 million. The note was due and payable on August 1, 2010, bore interest at a fixed rate of 10% per annum and was secured by the drilling rig and associated equipment. The Company paid interest under the note on November 1, 2009 and February 1, 2010. On February 19, 2010, Viking International purchased the I-14 drilling rig and associated equipment from Viking Drilling. Viking International paid $1.5 million in cash for the I-14 drilling rig and entered into an amended and restated note payable to Viking Drilling in the amount of $11.8 million, which was comprised of $5.9 million payable related to the I-14 drilling rig and $5.9 million payable related to the purchase of the I-13 drilling rig in July 2009. Under the terms of the amended and restated note, interest is payable monthly at a floating rate of LIBOR plus 6.25%, and the amended and restated note is due and payable August 1, 2012. The amended and restated note is secured by the I-13 and I-14 drilling rigs and associated equipment. The Company paid $4.1 million in principal under this note for the year ended December 31, 2010. Interest expense for the year ended December 31, 2010 under this note was approximately $592,000. At December 31, 2010, the outstanding balance under this note was $7.7 million. As of March 31, 2011, the outstanding balance under this note was $6.5 million.

On December 15, 2009, Viking International entered into an Agreement for Management Services (“Management Services Agreement”) with Viking Drilling. Pursuant to the Management Services Agreement, Viking International agreed to provide management, marketing, storage and personnel services (collectively, the “Rig Services”) from time to time as requested by Viking Drilling for the operation of certain rigs (the “Rigs”) owned by Viking Drilling that are located in Turkey. Under the terms of the Management Services Agreement, Viking Drilling will pay Viking International for all actual costs and expenses associated with the provision of the Rig Services. In addition, Viking Drilling will pay Viking International a monthly management fee equal to seven percent (7%) of the total amount invoiced for direct labor costs for employees of Viking International providing Rig Services under the Management Services Agreement. Viking International recorded expenditures for the year ended December 31, 2010 of $676,000 under the Management Services Agreement, of which $21,000 was due under the Management Services Agreement at December 31, 2010.

Effective January 1, 2010, the Company’s wholly-owned subsidiary, TransAtlantic Turkey, Ltd. entered into an accommodation agreement with Gundem Turizm Yatirim ve Isletme A.S. (“Gundem”). Under the accommodation agreement, TransAtlantic Turkey, Ltd. leases ten rooms at a resort hotel owned by Gundem and pays the Turkish Lira equivalent of $10,000 per month. The amounts formerly paid under the accommodation agreement are included in amounts paid under the Service Agreement.

On June 1, 2010, Viking International entered into a lease agreement under which it leased space for storage, maintenance, and staging of material and equipment for oilfield services and services related to oil and gas drilling, exploration, development, geological or geophysical activities or oilfield infrastructure at premises owned by Gundem. Under the lease agreement, Viking International will pay Gundem the Turkish Lira equivalent of $25,000 per month from July 2010 through December 2011, $26,000 per month from January 2012 through December 2012, $27,000 per month from January 2013 through December 2013, $28,000 per month from January 2014 through December 2014 and $29,000 per month from January 2015 through December 2017. As of December 31, 2010, $150,000 had been paid and no amount was outstanding under this lease agreement.

On June 28, 2010, the Company’s wholly-owned subsidiary, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”) entered into a credit agreement with Dalea for the purpose of funding the acquisition of all the shares of Amity Oil International Pty. Ltd. (“Amity”) and Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”) and for general corporate purposes. The amounts due under the credit agreement accrue interest at a rate of three-month LIBOR plus 2.50% per annum. TransAtlantic Worldwide borrowed an aggregate of $73.0 million under the credit agreement and used the proceeds to finance a portion of the purchase price of the shares of Amity and Petrogas. On September 1, 2010, the Company issued 7,300,000 common share purchase warrants to Dalea pursuant to the credit agreement. The common share purchase warrants are exercisable until September 1, 2013 and have an exercise price of $6.00 per share. TransAtlantic Worldwide borrowed an aggregate of $73.0 million under the credit agreement and paid no principal or interest in 2010. As of March 31, 2011, $73.0 million was outstanding under this credit agreement.

On June 28, 2010, the Company’s wholly-owned subsidiary, Viking International, entered into a loan and security agreement with Dalea to fund the purchase of equipment and for general corporate purposes. The amounts due under the loan and security agreement accrued interest at a rate of ten percent (10%) per annum. The initial advance under the loan and security agreement was $18.5 million and was secured by (i) the equipment named therein, and (ii) proceeds of the equipment and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing. Viking International borrowed an aggregate of $18.5 million under the loan and security agreement and used the proceeds to finance the purchase of equipment. The loan and security agreement was repaid in full on September 30, 2010 and on December 30, 2010, the loan and security agreement was terminated. Viking International paid a total of $18.5 million in principal and $485,000 in interest in 2010 under the loan and security agreement.

On August 5, 2010, Viking International entered into an Agreement for Management Services (“Maritas Services Agreement”) with Maritas A.S. (“Maritas”). Pursuant to the Maritas Services Agreement, Viking International agreed to provide management, marketing and personnel services (collectively, the “Maritas Rig Services”) from time to time as requested by Maritas for the operation of a drilling rig owned by MAANBE LLC and located in Iraq. Under the terms of the Maritas Services Agreement, Maritas will pay Viking International for all actual costs and expenses associated with the provision of the Maritas Rig Services. In addition, Maritas will pay Viking International a monthly management fee equal to 8% of the total amount invoiced for direct labor costs for employees of Viking International providing Maritas Rig Services under the Maritas Services Agreement. Viking International recorded expenditures for the year ended December 31, 2010 of $4.8 million for goods and services provided under the Maritas Services Agreement, of which approximately $85,000 was payable at December 31, 2010. Payables due under the Maritas Services Agreement at December 31, 2010 were settled in cash in the first quarter of 2011. Amounts due to Viking International totaled $3.7 million, of which $2.7 million was unbilled, at December 31, 2010.

On September 28, 2010, Viking International entered into an Agreement for Management Services (the “VOS Services Agreement”) with Viking Petrol Sahasi Hizmetleri A.S. (“VOS”). Pursuant to the VOS Services Agreement, Viking International agreed to provide management, marketing, storage and personnel services (collectively, the “VOS Services”) from time to time as requested by VOS for the operation of certain equipment owned by VOS that is located in Turkey. Under the terms of the VOS Services Agreement, VOS will pay Viking International for all actual costs and expenses associated with the provision of the VOS Services. In addition, VOS will pay Viking International a monthly management fee equal to 8% of the total amount invoiced for direct labor costs of employees of Viking International providing VOS Services pursuant to VOS Services Agreement.

The Company recorded expenditures for the year ended December 31, 2010 of approximately $79,000 for goods and services provided by the Company under the VOS Services Agreement. Amounts due to the Company totaled approximately $79,000 at December 31, 2010.

From September 30, 2010 through October 8, 2010, the Company closed a public offering of an aggregate of 30,357,143 Common Shares at a purchase price of $2.80 per share, raising gross proceeds of $85.0 million. Of the 30,357,143 Common Shares sold, the Company offered and sold 1,788,643 Common Shares to Dalea. The net proceeds from the offering, after deducting the placement agency fee and estimated offering expenses, were approximately $80.6 million. We used $19.0 million of the net proceeds to pay off the principal amount and accrued interest under the loan and security agreement between Viking International and Dalea, and we used the remainder of the net proceeds for general corporate purposes.

Mr. Mitchell and his wife own 100% of Riata and Dalea. In addition, Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, the general partner of Dalea. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Riata owns 100% of MedOil Supply, LLC. Dalea owns 85% of Viking Drilling. Gundem is a Turkish company controlled by Mr. Mitchell. MAANBE LLC is indirectly owned by Mr. Mitchell and his children. Mr. Mitchell indirectly owns 50% of Maritas. VOS is indirectly owned by Mr. Mitchell.

Policies and Procedures for Approving Related Party Transactions

The Company’s board of directors adopted a written Related Party Transactions Policy in December 2009. In accordance with the Company’s Related Party Transactions Policy, all Related Party Transactions and any material amendments to such Related Party Transactions must be reviewed and approved by the Company’s audit committee and, if necessary, recommended to the Company’s board of directors for its approval. Alternatively, the board may determine that a particular Related Party Transaction or a material amendment thereto shall instead be reviewed and approved by a majority of directors disinterested in the Related Party Transaction. If advance audit committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction may be considered and, if the audit committee determines to be appropriate, ratified at the audit committee’s next regularly scheduled meeting. In determining whether to approve, recommend or ratify a Related Party Transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company, (ii) whether the audit committee has all of the material facts regarding the transaction or parties involved, (iii) whether the transaction is generally available to an unaffiliated third-party under the same or similar circumstances and cost, and (iv) the extent of the Related Party’s interest in the transaction.

A “Related Party Transaction” means a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or a series of transactions, or any material amendment to any such transaction, between the Company and any Related Party, other than (i) transactions available to all employees generally; (ii) transactions involving compensation of a director or executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or special supplemental benefit of a director or executive officer; (iii) transactions in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or (iv) transactions in which the rates or charges involved therein are determined by competitive bids.

A “Related Party” means the following persons, or an entity owned by any such person: (i) an “executive officer” of the Company (as defined in Rule 405 under the Securities Act and Rule 3b-7 under the Exchange Act); (ii) a director of the Company or a nominee for director of the Company; (iii) a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% shareholder”); or (iv) a person who is an “immediate family member” of an executive officer, director, nominee for director or 5% shareholder of the Company.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

During 2010, KPMG LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. It is expected that one or more representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Under Section 89 of the Bermuda Companies Act 1981, the shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the audit committee to determine their remuneration. The audit committee has recommended reappointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The board of directors is asking shareholders to approve such appointment and the authority of the audit committee to determine their remuneration. If an auditor is not appointed by shareholders at the Annual Meeting, KPMG LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company’s Bye-Laws. The affirmative vote of the holders of a majority of the votes cast is required to approve the appointment and the authorization of the audit committee to set their remuneration.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011 AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Fees paid to KPMG LLP

The following table shows the aggregate fees for professional services provided to the Company by KPMG LLP for 2010 and 2009:

	2010	2009
Audit Fees	$1,865,000	700,697
Audit-Related Fees	705,000	370,056
Tax Fees	21,150	62,665
All Other Fees	0	15,000

Total	$2,591,150	$1,148,418

Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Form 10-Qs and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consents regarding acquisitions and equity issuances.

Tax Fees. This category consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees. This category consists of fees for other miscellaneous items.

The Company’s board of directors has adopted a procedure for pre-approval of all fees charged by its independent registered public accounting firm. Under the procedure, the audit committee of the Company’s board of directors approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the audit committee. The audit, audit-related fees and tax fees paid to KPMG LLP with respect to 2010 were pre-approved by the audit committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

The Company is asking its shareholders to vote, in an advisory manner, on the compensation of its named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The advisory vote on executive compensation is required pursuant to Section 14A of the Exchange Act. As described under the heading “Compensation Discussion and Analysis” the Company seeks to attract, motivate and retain talented executives enabling the Company to produce superior results and maximize return to shareholders. The Company’s compensation philosophy focuses executives’ efforts on achieving strategic corporate goals, without encouraging excessive risk taking. Some of the features of the Company’s compensation program that illustrate its philosophies include:

•	The payment of named executive officer bonuses, if any, in cash and as long-term incentives in the form of restricted stock units;

•	The current compensation committee policy of generally paying a semi-annual grant of restricted stock units equal to 25% of named executive officers’ annual base salaries; and

•	The general vesting of restricted stock units over a three-year period subject to the continued employment of the named executive officer through each such restricted period.

The Company encourages shareholders to read the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, and the accompanying compensation tables and related narrative disclosure, appearing on pages 23 through 28 of this proxy statement, which provide detailed information on the Company’s compensation policies and practices and the compensation of its named executive officers.

As an advisory vote, this proposal is not binding on the Company, the board of directors or the compensation committee. However, the board of directors and the compensation committee values the opinions expressed by shareholders and will take into account the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the majority of votes cast is required to approve the advisory vote on executive compensation. Accordingly, the board of directors asks its shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 4)

The Company is asking its shareholders to vote, in an advisory manner, on whether the advisory vote on executive compensation should occur every one, two or three years. The advisory vote on the frequency of the advisory vote on executive compensation is required pursuant to Section 14A of the Exchange Act.

The board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company. The board of directors believes that an advisory vote at this frequency will provide shareholders with sufficient time to evaluate the effectiveness of the Company’s overall compensation philosophy, policies and practices in the context of its long-term business results for the corresponding period. An advisory vote that occurs every three years will also permit the Company’s shareholders to observe and evaluate the impact of any changes to its executive compensation policies and practices that have occurred since the last advisory vote on executive compensation. The board of directors is therefore recommending that shareholders vote for holding the advisory vote on executive compensation “EVERY THREE YEARS.”

The proxy card provides shareholders with the opportunity to choose among four options, to hold the advisory vote on executive compensation “1 Year,” “2 Years,” “3 Years,” or to “ABSTAIN” from voting, and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the board of directors. The affirmative vote of the majority of votes cast is required to determine the frequency of the advisory vote on executive compensation. If none of the alternatives receives a majority vote, the Company will consider the alternative that receives the highest number of votes cast by shareholders to be the frequency selected by the shareholders.

As an advisory vote, the results of this vote will not be binding on the Company, the board of directors or the compensation committee. However, the board of directors and the compensation committee will take into account the outcome of the vote when considering the frequency with which they will ask shareholders for advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “EVERY THREE YEARS” AS THE FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

SHAREHOLDER PROPOSALS

All proposals that shareholders seek to have included in the proxy statement and form of proxy for the Company’s 2012 Annual Meeting of Shareholders must be received at the Company’s principal executive offices at Akmerkez B Blok Kat 5-6 Nisbetiye Caddesi 34330 Etiler, Istanbul, Turkey, not later than February 2, 2012. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

The Company’s Bye-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under the Company’s Bye-Laws and the Bermuda Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s Bye-Laws relating to shareholder proposals.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-Law provisions, subject to applicable rules of the SEC.

OTHER BUSINESS

Management is not aware of any other business to come before the Annual Meeting other than as set forth in the Notice. Should any other business be properly brought before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Shareholders that have additional questions about the information contained in this proxy statement or that wish to obtain directions to attend the Annual Meeting and vote in person, should contact the Corporate Secretary at TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, TX 75206 or at (214) 220-4323.

BY ORDER OF THE BOARD OF DIRECTORS

N. MALONE MITCHELL, 3rd

Chief Executive Officer

Dallas, Texas

May 16, 2011

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

TRANSATLANTIC Petroleum Ltd.

Computershare
9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

MR SAM SAMPLE
123 SAMPLES STREET
SAMPLETOWN SS X9X 9X9

Security Class COMMON SHARES

Holder Account Number

C1234567890 XXX

Fold

Form of Proxy - Annual General Meeting to be held on June 27, 2011

This Form of Proxy is solicited by and on behalf of the Board of Directors and Management.

Notes to proxy

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. **The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors.**
6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying documentation provided by the Board of Directors and Management.

Fold

Proxies submitted must be received by 10:00 am, Central Daylight Savings time, on Wednesday, June 22, 2011.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the number listed BELOW from a touch tone telephone.

1-866-732-VOTE (8683) Toll Free

To Vote Using the Internet

- Go to the following web site: www.investorvote.com

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management Nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

00TKUA

CPUQC01.E.INT/000001/i1234

MR SAM SAMPLE

C1234567890

XXX 123

Appointment of Proxyholder

I/We being holder(s) of TransAtlantic Petroleum Ltd. (the "Company") hereby appoint: N. Malone Mitchell, 3rd, Chief Executive Officer of the Company, or failing him, **Jeffrey Mecom,** Vice President and Corporate Secretary of the Company

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

As my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of **TransAtlantic Petroleum Ltd.** to be held at the Hotel Palomar, 5300 East Mockingbird Lane, Dallas, Texas on Monday, June 27, 2011 at 10:00 am local time and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

	For	Against	Withhold		For	Against	Withhold		For	Against	Withhold
01. Michael Winn	☐	☐	☐	02. Brian Bayley	☐	☐	☐	03. Alan Moon	☐	☐	☐
04. N. Malone Mitchell, 3rd	☐	☐	☐	05. Mel Riggs	☐	☐	☐	06. Bob Alexander	☐	☐	☐

Fold

	For	Against	Abstain
2. Appointment of Auditors To appoint **KPMG LLP** as the Company's independent registered public accounting firm and to authorize the Company's audit committee to determine their remuneration.	☐	☐	☐

	For	Against	Abstain
3. Advisory Vote on Executive Compensation	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	☐	☐	☐	☐

Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors.**

Signature(s)

Date

DD / MM / YY

999999999999 037778 AR0 TNPQ

00TKVB